                           PRODUCT KNOW-HOW AGREEMENT
                           --------------------------


THIS AGREEMENT is made the 18th day of January, 2000

B E T W E E N  :                                            [illegible initials]



WEB2U Limited, a Company incorporated under the laws of United Kingdom having its registered office at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 1LR, England (which expression shall unless repugnant to the context or meaning thereof mean and include its successors and assigns) ('WEB2U') of One part and


JadooNet.com Limited, a company registered under the Companies Act, 1956 having its registered office at Mathurdas Mill Compound, Ground Floor, SB Marg Lower Parel Bombay 400013 ('JADOO') of the Other part;


WHEREAS

(a) WEB2U is a wholly owned subsidiary of MSU Corporation, a corporation registered in the State of Florida, United States having its principal place of business at Elder House, 526-528 Elder Gate, Milton Keynes, MK9 1LR, England ('MSU') and is the owner of the Intellectual Property Rights in the ISP Chip Set and the Product.

(b) Subject to all the applicable corporate and statutory approvals, WEB2U agrees to grant a licence to JADOO on an exclusive basis to use the Technical Information and Know How to manufacture the Product in the Territory subject to clause 3.2 hereinbelow;

(c) The Parties have agreed to enter into the commitments of this Agreement and regulate their rights in the manner appearing below.

IT IS AGREED as follows :-

1. Interpretation

   1.1. "BOM" shall mean the bill of materials details of which are set out in Schedule A hereto

   1.2 "Intellectual Property Rights" (IPR'S) shall mean industrial and other rights in the Product and ISP Chip Set including but not limited to copyright, confidential information, patents and the right to apply for patents, protected designs (whether registered or not) semi conductor and topography rights and technical know-how.

   1.3 "ISP Chip Set" shall mean the WEB2U propriety Internet Services Processor as described in the ISP Chip Set reference manual.

   1.4  "Know-how" shall mean :-

                                                            [illegible initials]


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        1.4.1 Pre-production drawings for the Product;

        1.4.2 Layout and other documents for manufacturing assembling and testing the product;

        1.4.3 Purchasing specifications for components of the Product

        1.4.4 Test specifications for manufactured items;

        1.4.5 Documents relating to installation, maintenance, factory operation, data testing and training;

        1.4.6 Drawing specifications and information for the manufacture or procurement of all production tools, gauges, inspection equipment and accessories required for the manufacture of the Product;

        1.4.7 Specifications of machine tools and accessories required for the manufacture of the Product together with written advice on their ordering selection and procurement;

        1.4.8 Technical assistance and training in the implementation of all the foregoing in accordance with an agreed detailed program.

   1.5  "License Fee" shall mean the license fee provided for in clause 6.1.

   1.6 "Manual" shall mean user guide, loose leaf volume or volumes which will include methods and procedures to manufacture the Product and other documentation in respect to the Product.


   1.7 "Product" shall mean the WEB2U proprietary Internet Access Device incorporating the ISP Chip Set

   1.8 "Software" shall mean WEB2U proprietary Internet Access Devise software including Browser, e-mail, printer driver and enhancements which is licensed to JADOO under the Software License Agreement of even date

   1.9 "Technical Information" shall mean technical knowledge and data specifications of materials and the manufacturing techniques and other information of a secret and confidential nature in existence at the date of this Agreement which are necessary to enable JADOO to manufacture the Product properly and efficiently in reasonable quantities of a standard and quality required by this Agreement

   1.10 "Territory" means the territories of India Sri Lanka Bangladesh and Nepal and such other territories as may be agreed in writing by the parties from time to time

   1.11 "The Trust and Confidence Agreement" shall mean the trust and confidence agreement to be entered into by JADOO and relevant contractors and sub contractors JADOO pursuant to clause 7.1 and in the form set out in Schedule C hereto


2. Commencement Date and Term

   2.1. This Agreement shall be effective only upon execution by the authorised representative of both Parties on the date first above shown ("Commencement Date").

   2.2. The term of this Agreement shall be for an initial period of five years from the Commencement Date and shall automatically renew for further periods of one year unless three months prior notice in writing of termination is given by either Party.

3. Grant of Licence

   3.1. Subject to all applicable corporate and statutory approvals, WEB2U hereby grants Jadoo an exclusive licence to make the Product during the continuance of this Agreement in the Territory using for this purpose (but not further or otherwise) the ISP Chip Set the Software the Intellectual Property Rights and the Know How.

   3.2. For so long as JADOO shall demonstrate the ability to produce a minimum of [ ** ] units of the Product in the first two years of the Term the License shall remain exclusive.

        3.2.1 In the event of JADOO manifestly failing to demonstrate the ability to achieve production of [ ** ] units during the first two years of the Term or having failed to achieve production of [ ** ] units during the first two years of the Term the License shall at the option of WEB2U become non exclusive

        3.2.2 To maintain exclusivity in subsequent years of the Term JADOO will have to demonstrate the ability to produce [ ** ] units in each year of the Term

   3.3 Where Jadoo has failed in any period to achieve the volumes to retain exclusivity set out in 3.2 above Jadoo shall be given a six month cure period to remedy any shortfall

   3.4 Engagement by Jadoo of manufacturing sub-contractors and agents who will have access to Technical Information shall be subject to the prior approval of WEB2U. Such approval shall not be unreasonably withheld provided the provisions of Clauses 1.12 and 3.5 herein are complied with.

   3.5 Jadoo shall ensure that all manufacturing sub-contractors and agents who will have access to Technical Information shall enter into direct covenants of confidentiality with WEB2U in the form of the Confidentiality and Trust Agreement set out in Schedule C hereto.

4. Improvements

   4.1. It is anticipated that WEB2U will continue to develop the Product. Improvements arising from the developments carried on by WEB2U shall remain exclusive property of WEB2U.

   4.2. The specification of the Product shall be the most current version in commercial production from time to time but shall not include features representing custom enhancements where such enhancements are proprietary to any specific WEB2U customer

   4.3. Anticipated improvements referred to in the development road map are as set out in Schedule B



** The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.

5. Manufacture (General)

   5.1 It is the intention of the Parties that the Product will be manufactured to the agreed specification . JADOO shall observe the standards, formulae, quality control procedures and instructions agreed with/supplied by WEB2U from time to time in respect of manufacturing of the product and shall not modify, distort the Product and/or use the Product in any other manner.

   5.2 JADOO may sub-contract the whole or any part of the manufacturing process but always subject to Clause3 3.4 and 3.5.

        5.2.1 JADOO shall submit an authentic report every four months to WEB2U certifying the total number of units manufactured by JADOO and/or any Sub Contractors or manufacturing agents or any other person authorised by JADOO to manufacture the Product

   5.3. WEB2U will favourably consider the use of JADOO as a manufacturer of Product in India for its own and OEM supplies subject to agreement as to quantity quality and costs.

5.4. Subcontractors

        5.4.1. JADOO shall use all necessary efforts to ensure that any sub-contractor or manufacturing agent with access to the Product, the ISP Chip Set, IPR's or Technical Information will not modify, reverse, engineer, decompile, and or disassemble the Product.

        5.4.2. JADOO shall not mask, modify or suppress any copyright notices or any other propriety right notices. Furthermore JADOO shall not unload, decode or password protect any part of the Product or render any part of the Product to any third party for unauthorised use or reverse engineering.

5.5. Technical Support

        5.5.1. WEB2U shall provide technical support in relation to the Technical Information free of charge provided that JADOO shall treat such information as trade secrets and shall not disclose such information to any third party without prior written consent of WEB2U or pursuant to the terms of clause 3.4 above.

        5.5.2. Upon WEB2U's request, JADOO its employees, officers, directors, Contractors, Sub-Contractors, representatives or other agents who may have obtained the Technical Information in the course of their employment and/or business with JADOO shall return to WEB2U all of the Technical Information provided with all copies or duplicate documentation on the expiry or termination of this Agreement.

   5.6. Supply and payment for the ISP Chip Set and other hardware

        5.6.1. In the event of WEB2U supplying the ISP Chipset or any hardware components to JADOO WEB2U shall restrict its charges for such components to cost plus a handling charge to be mutually agreed form time to time

        5.6.2. JADOO shall make payment for supply of the ISP Chipset and hardware components to WEB2U by irrevocable letter of credit in favour of WEB2U which shall be made in the amount of each purchase order.

6. Licence Fee

   6.1 JADOO shall pay to WEB2U as a Product Know-how fee a lump sum of [** ] at the time of transfer of the Product Know-how and such further sums as per the Schedule D annexed hereto subject to a maximum of [**].


7. Confidentiality

   7.1. JADOO undertakes to ensure that all employees, suppliers, sub-contractors, and any other person or organisations who it is reasonable to contemplate having access to the IPR's, Know How, Software or Technical Information will covenant directly with WEB2U in the same terms as the Trust and Confidence Agreement annexed hereto as Schedule C

8. Marks

   8.1. It is anticipated that from time to time the Product will carry a distinctive mark or logo together with an acknowledgement of WEB2U design and ownership of rights. Such marks will be carried on the packaging of the Product and also on the Homepage of Jadoo and sub-contractors

   8.2. JADOO shall leave in position and not cover or erase any notice or other marks (including without limitation details of patents or trademark or copyright relating to the Product or its ownership by WEB2U which WEB2U may reasonably insist are placed or fixed to the Product or their packaging supplied pursuant to this Agreement).


9. Interest

        All sums due from either of the Parties to the other which are not paid on the due date shall bear interest from day to day at the annual rate of 1.5% (one point five percent) over the current National Westminster Bank Plc daily base rate with a minimum of 7% (seven percent) per annum.

10. Approvals/Permissions

        It is understood and agreed between the Parties herein that all the payments including Royalty/License fee and other payments are subject to the applicable approval permissions from concerned authorities including the Reserve Bank of India.


11 Warranty

   11.1 JADOO warrants that the Product hardware will conform to the agreed specification and will be free from all defects in material (other than the ISP Chipset and any materials supplied by WEB2U)

   11.2 JADOO warrants that it will produce the Product to a reasonable standard with reasonable care and skill and acknowledges that failure so to do may damage the reputation of WEB2U in the global market place.

** The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.

12 Indemnities

   12.1 WEB2U shall indemnify and hold harmless JADOO against any claims costs and expenses that JADOO may incur in connection with any claim of infringement of any third party IPR's caused by or arising out of the manufacture, importation, possession, sale or use of the Product and in respect of claims arising out of any defect in the ISP Chipset, Know-how, and Technical information. This indemnity shall include all costs and expenses of refuting defending or settling any claims as well as any damage or compensation ordered to any third party by any Court.

   12.2 JADOO shall except to the extent that the claim is due to any defect in the ISP Chipset, Know-how, and Technical information fully indemnify and hold harmless WEB2U against any claims or actions bought by third parties against WEB2U due to manufacturing defects in the Product. This indemnity shall include all costs and expenses of refuting defending or settling any claims as well as any damage or compensation ordered to any third party by any Court.


   12.3 JADOO shall have no liability and shall be fully and completely indemnified by WEB2U for any claim or suit where:

        12.3.1 Infringement is primarily attributable to JADOO's incorporation of WEB2U supplied designs into the Product;

        12.3.2 Such claim or suit would have been avoided but for the combination, operation or use of the Product with devices, parts or software not supplied by JADOO or is subcontractors;

   12.4 WEB2U shall have no liability and shall be fully and completely indemnified by JADOO for any claim or suit where:

        12.4.1 Infringement is primarily attributable to negligence and or omission or failure of JADOO's incorporation of WEB2U supplied designs into the Product;

        12.4.2 Such claim or suit would have been avoided but for JADOO's failure to adhere to the standards specified for production of the Product by WEB2Uor subcontractors or any other person.


13 Termination

   13.1 Notwithstanding the provisions of clause 2, either party may by notice in writing to the other terminate this Agreement immediately upon the happening of any one of the following events;

   13.2 If either party goes into liquidation either compulsorily or voluntarily or if a receiver or administrator is appointed in respect of the whole or any part of its assets or makes an assignment for the benefit or composition with its creditors generally or threatens to do these things or any judgment or administration order is made against it become bankrupt or be wound up or make any arrangement or composition with its creditors.

   13.3 If JADOO attempts or purports to assign or transfer this Agreement without WEB2U's prior written consent.

   13.4 If either Party's ability to carry out its obligations hereunder is prevented or substantially interfered with for any reason whatsoever (whether or not within the control of that Party) including without limitation by reason of any regulation, law, decree or any act of state or other action of a government.

   13.5 If a party is in material breach of any obligation under this agreement (the defaulting party) and the other party (notifying party) gives written notice to the defaulting party identifying the breach and the defaulting party does not within 30 days of the date of such notice remedy the breach

14 Limitation of Liabilities

   14.1 Force Majeure. Neither party shall be liable to the other for any delay, loss, damage or injury caused by acts of God, governmental order or regulation, restraining imposed by governmental action, national strikes, commotion, riots, war, war like situations, hostilities, governmental disposal, mobilisation, blockage, embargo, custody, revolution, fire, earthquake, tornado, explosion, storm, flood or for any other cause beyond its reasonable control (hereinafter referred to as Force Majeure).

   14.2 Notification of such delay, loss, damage or injury arising solely from circumstances attributable to the Force Majeure shall be given as soon as possible and followed in writing to the other party within seven days of the occurrence of such an event.

   14.3 Non-Performance

        Should any failure of performance persist for more than twenty eight days WEB2U may by written notice to JADOO forthwith cancel the particular order or part thereof of effected and such cancellation shall be without any liability on the part of WEB2U to pay for any costs or cancellation charge arising from such cancellation.

15 Severability

   If any section or subsection of this Agreement is found by competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

16 No agency or Partnership.

   The Parties are not partners or joint venturers nor is one Party entitled to act as the agent of the other (unless specifically authorised in writing) nor shall either Party be liable in respect of any representation, act or omission of the other Party whatever nature.

17 Whole Agreement.

   This Agreement contains the whole agreement between the Parties and supersedes any prior written or oral agreements between them in relation to its subject matter and the Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement.

18 No Modification.

   This Agreement may not be modified except by an instrument in writing signed by both of the Parties of their duly authorised representatives.

19 Survival of Term.

   The warranties an indemnities and obligations of confidentiality contained in this Agreement and the provision for payment of any accounting in respect of continuing fees and other sums due to either party under this Agreement shall survive the termination or expiry of this Agreement.

20 Arbitration.

   Any question or difference which may arise concerning the construction meaning or effect of this agreement or concerning the rights and liabilities of the parties or any other matter arising out of or in connection with this agreement shall be referred to a single arbitrator in London to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that the matter be referred to arbitration in accordance with this clause such reference shall be to the to an arbitrator appointed by the President for the time being of the Law Society, London. The Arbitrator shall neither be an Indian or UK national. The decision of the arbitrator shall be binding upon the parties. Any reference under this clause shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996(UK)

21. Governing Law.

    21.1 This Agreement shall be governed in accordance with the laws of England and Wales.

    21.2 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in the Courts of England and Wales

22. Notices.

         All notices given pursuant to this agreement shall be sent by confirmed facsimile transmission, prepaid registered mail or courier with signed receipt to the addresses setout below or to such other addresses as a party may from time to time notify the other in accordance with the provision of this clause.

                           FOR WEB2U
                           Mr. Darren Evans
                           Elder House, 526-528, Elder Gate
                           Milton Keynes, MK9 ILR
                           United Kingdom

                           with a copy to:
                           Mr. William D. Snowdon
                           Company Secretary
                           c/o Hugh James Ford Simey
                           Arlbee House, Grey Friars Road
                           Cardiff CF10 3QB
                           United Kingdom

                           FOR JADOO
                           Mr. Praween Napate
                           Mathurdas Mill Compound
                           Ground Floor,
                           SB Mary
                           Lower Parel
                           Mumbai 400013

Signed /s/ William D. Snowdon AUTHORISED REPRESENTATIVE OF Web2u Limited Signed [illegible signature] AUTHORISED REPRESENTATIVE of JadooNet.com Limited

                                   SCHEDULE A
                                Bill of Materials

                                     [ ** ]

                                   SCHEDULE B
                            The development road map


                                     [ ** ]


                                   SCHEDULE C

                         TRUST AND CONFIDENCE AGREEMENT

This Trust and Confidence Agreement is made the 18th day of Janaury 2000

B E T W E E N  :

    WEB2U Limited whose registered office is at Elder House 526-528 Elder Gate, Milton Keynes, MK9 1LR, United Kingdom ("WEB2U")

    JadooNet.com Limited a company organised and existing under the laws of India, whose registered office is at Mathurdas Mill Compound Ground Floor SB Marg Lower Parel Bombay 4000013 ('the Recipient')

RECITALS

(a) WEB2U has developed a product for accessing the Internet incorporating its Proprietary Internet Services Processor, Chip Set, and Software ("the Product") and is the owner of confidential information relating to the Product and of intellectual property rights therein.

(b) To enable the Recipient to evaluate the Product with a view to taking a license to either :

   (i) component supply, or;
   (ii) manufacture, and/or;
   (iii) sell the same

   WEB2U is willing to disclose information relating to the Product to the Recipient under conditions of confidentiality.


OPERATIVE PROVISIONS

1. Interpretation

    1.1. For the purposes of this Agreement Proprietary Information means any and all information which is now or at any time hereafter in the possession of WEB2U and which relates to the Product, including without limitation data, know-how, formula, processes, designs, photographs, drawings, specifications, software programs and samples and any other material bearing or incorporating any information relating to the Product.

2. Undertakings of the Recipient

    2.1. In consideration of WEB2U disclosing information relating to the Product to the Recipient, the Recipient hereby undertakes:

         2.1.1. to use all Proprietary Information so disclosed exclusively for the purpose of evaluation or any license granted in respect of the Product, and;

         2.1.2. to maintain confidential all Proprietary Information that it may acquire in any manner;

         and it will accordingly not directly or indirectly use or disclose any of the Proprietary Information in whole or in part save for the purposes of and in accordance with this Agreement.

3. Exceptions

    3.1. The foregoing restrictions on the Recipient shall not apply to any Proprietary Information which:

         3.1.1. the Recipient can prove by documentary evidence produced to WEB2U within 28 days of disclosure that such Proprietary Information was already in the possession of the Recipient and at its free disposal before the disclosure to the Recipient;

         3.1.2. is hereafter disclosed to the Recipient without any obligations of confidence by a third party who has not derived it directly or indirectly from WEB2U;

         3.1.3. is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the Recipient or the Recipient's agents or employees.

4. Inclusion

    4.1. Without prejudice to the generality of clause 3.1.3 information shall not be deemed to be generally available to the public by reason only that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two or more portions of the Proprietary Information shall not be deemed to be generally available to the public by reason only of each separation being so available.

5. Confidentiality measures

    5.1. To secure the confidentiality attaching to the Proprietary Information the Recipient shall:

         5.1.1. keep separate all Proprietary Information and all information generated by the Recipient based thereon from all documents and other records of the Recipient;

         5.1.2. keep all documents and other material bearing or incorporating any of the Proprietary Information at the usual place of business of the Recipient, namely

         5.1.3. not use, reproduce, transform, or store any of the Proprietary Information in any externally accessible computer or electronic information retrieval system or transmit it in any form or by any means whatsoever outside of its usual place of business;

         5.1.4. allow access to the proprietary exclusively to those employees of the Recipient who have reasonable need to see and use it for the purposes of its evaluation by the Recipient and shall inform each of the said employees of the confidential nature of the Proprietary Information and of the obligations on the Recipient in respect thereof

         5.1.5. wherever reasonably practicable obtain a written statement from each of its employees having access to the Proprietary Information undertaking to maintain the same confidential and shall take such steps as may be reasonably desirable to enforce such obligations

         5.1.6. make copies of the Proprietary Information only to the extent that the same is strictly required for the purposes of any license granted to the Recipient;

         5.1.7. on request of WEB2U made at any time shall deliver up to WEB2U all documents and other material in the possession, custody or control of the Recipient that bear or incorporate any part of the Proprietary Information.

6. Governing Law

    6.1 Where either Party has any complaint of the other under this Agreement it may at its option commence proceedings in any Court of competent jurisdiction in England and Wales



SIGNED    /s/ William D. Snowdon
          ..............................................
          WEB2U  LIMITED



SIGNED    [illegible signature]
          .............................................
          JadooNet.com Limited



                                   Schedule D
                    (As referred to in Clause 6 hereinabove)
     WEB2U becomes entitled to receive [**] from JADOO for every [**] Units manufactured by JADOO or its authorized sub-contractors.


** The omitted information is confidential and is being filed separately with the Securities and Exchange Commission.